Exhibit 99.1

Century Next Financial Corporation Reports Year-End Results

RUSTON, La., Feb. 22, 2012--Century Next Financial Corporation (OTCBB: CTUY), the holding company of Bank of Ruston with $107.4 million in assets, today announced financial results for the year ended December 31, 2011.

Financial Performance

For the year ended December 31, 2011, Century Next Financial Corporation (the “Company”) had net income after tax of $634,000 compared to net income of $656,000 for the year ended December 31, 2010, a decrease of $22,000 or 3.4%.  Earnings per share (EPS) for the full year of 2011 were $0.65 per basic and diluted share compared to $0.66 per basic and diluted share reported for the full year of 2010.

Balance Sheet Growth

Overall, total assets increased by $9.3 million or 9.5% to $107.4 million at December 31, 2011 compared to $98.1 million at December 31, 2010.  This increase was primarily due to an increase in net loans of $15.0 million offset by decreases in cash and cash equivalents of $2.4 million and investment securities of $4.5 million.

Cash and cash equivalents decreased $2.4 million or 31.4% to $5.2 million at December 31, 2011 compared to $7.6 million at December 31, 2010 primarily from utilization of excess funds for loan growth.

Investment securities decreased $4.5 million, or 38.9% to $7.1 million at December 31, 2011 from $11.6 million at December 31, 2010. The decrease in investment securities was due to sales and maturities of debt securities to assist in funding loan growth during 2011.

Net loans increased $15.0 million or 20.9% at December 31, 2011 compared to December 31, 2010.  The increase in net loans was due primarily to an increase in commercial real estate and multi-family loans of $5.0 million, one- to four-family residential loans of $4.5 million, residential construction loans of $3.5 million, commercial business loans of $1.9 million, home equity lines of credit of $350,000, and consumer non-real estate loans of $72,000. Land loans decreased $293,000.  The increase in the various loan categories was due primarily to new customer development.

Premises and equipment, net of accumulated depreciation, and other assets increased by $883,000 or 12.5% to $8.0 million at December 31, 2011 compared to $7.1 million at December 31, 2010.   The increase was due primarily to an increase in premises and equipment of $480,000, an increase in other assets of $357,000, and an increase in accrued interest receivable of $58,000.  Foreclosed assets decreased by $12,000.

Total deposits increased by $6.0 million or 7.8% to $83.9 million at December 31, 2011 compared to $77.9 million in deposits at December 31, 2010.  The increase was due to an increase in money market deposits of $3.2 million, an increase in savings deposits of $1.9 million, and increase in time deposits of $543,000, and an increase in noninterest-bearing demand deposits of $442,000.  Interest-bearing demand deposits decreased by $105,000.  The increase in money market and savings deposits was due to new customer development and special rate promotions.

 Other borrowings increased $2.9 million or 287.1% to $3.9 million at December 31, 2011 compared to $1.0 million at December 31, 2010, due primarily to an increase in FHLB advances to assist in funding of loan growth.

Other liabilities decreased $75,000 or 8.3% to $834,000 at December 31, 2011 compared to $909,000 at December 31, 2010.

Total stockholders’ equity increased $454,000 or 2.5% to $18.8 million at December 31, 2011 compared to $18.3 million at December 31, 2010.  The increase was primarily due to net income for the year ended December 31, 2011 of $634,000, an increase in additional paid-in capital from equity-based compensation accruals of $131,000, a decrease in the contra balance of unearned ESOP shares resulting in an increase to equity of $36,000, and an increase in the unrealized gain on available-for-sale debt securities, net of tax, included in accumulated other comprehensive income of $18,000.  The increase was offset by a decrease in equity from the purchase of shares for the Recognition and Retention Plan, an equity-based compensation plan, of $365,000.

Income Statement

Net interest income amounted to $4.3 million for the year ended December 31, 2011 compared to $3.7 million for the year ended December 31, 2010.  The $594,000 or 16.0% increase was primarily due to an increase in interest income from loans of $412,000, due primarily to loan growth, and a decrease in interest expense on time deposits of $289,000 from declining deposit rates.

Provision for loan losses increased by $13,000 or 30.2% to $56,000 for the year ended December 31, 3011 as compared to $43,000 for the year ended December 31, 2010.  The increase in provision for 2011 was due primarily to loan growth in 2011.

Non-interest income, which includes fees and service charges, realized gains and losses on investments and other non-interest income, amounted to $1.1 million for the year ended December 31, 2011, an increase of $205,000 or 23.6% compared to non-interest income of $869,000 for the year ended December 31, 2010.  The increase was due to a $73,000 increase in the gain on sale of fixed assets, an increase of $48,000 of service charges on deposit accounts, an increase of $23,000 in loan servicing fees, an increase of $13,000 in the gain on sale of loans, and various other items of non-interest income, including the increase in cash surrender value of bank-owned life insurance, of $48,000.

Non-interest expense increased by $937,000 to $4.5 million for the year ended December 31, 2011 as compared to $3.6 million for the year ended December 31, 2010.  The increase was primarily due to an increase in compensation expense of $470,000, an increase in occupancy and equipment expense of $90,000, an increase in data processing expense of $118,000, an increase in legal and professional of $165,000, and a net increase in various other operating expense of $157,000.  The increases year over year were offset by decreases in advertising of $29,000 and FDIC deposit insurance of $34,000.  Year over year, the increases in compensation expense were due mainly to the normal salary increases, the addition of two officer level employees, and the cost of the stock-based compensation plans, the increases in occupancy and equipment expense consist mainly of expensing of obsolete assets no longer in service and depreciation on new equipment, the increases in data processing expense were due mainly to non-recurring expenses associated with our computer system conversion, and the increases in legal and professional were primarily holding company expenses for regulatory report filing including legal and accounting fees.

Asset Quality

“Classified loans” are the loans and other credit facilities that we consider to be of the greatest risk to us and, therefore, they receive the highest level of attention by our account officers and senior credit management.  Classified loans include both performing and nonperforming loans. During the third quarter of 2011, the Company continued to closely monitor all of its more significant loans, including all loans previously classified.

At December 31, 2011, the Company had $831,000 in classified loans compared to $724,000 at December 31, 2010.  Of these loans, at December 31, 2011, $816,000 were accruing loans and $15,000 were nonaccruing loans.  Total loans included in classified loans at December 31, 2011 that were evaluated for impairment was $15,000 compared to $387,000 evaluated for impairment and included in classified loans at December 31, 2010.  A loan “impairment” is a classification required under generally accepted accounting principles when it is considered probable that we may be unable to collect all amounts due according to the contractual terms of our loan agreement.  Non-performing loans include loans past due 90 days or more that are still accruing interest and nonaccrual loans.  At December 31, 2011, we had $460,000 in non-performing loans.  This compares to $774,000 in non-performing loans at December 31, 2010.  Non-performing loans as a percentage of net loans at December 31, 2011 were 0.53% as compared to 1.08% at December 31, 2010.  Total foreclosed assets at December 31, 2011 were $9,000 compared to $21,000 at December 31, 2010.

The Company charged off $20,000 of gross loan balances classified as loss for the year ended December 31, 2011 and recovered $5,000 in loan balances previously charged off in prior years.  The result was net charge offs of $15,000 for the year ended December 31, 2011 which was the same as the year ended December 31, 2010.

The adequacy of the allowance for loan losses is determined by management based upon an analysis of a number of recognized factors such as historical losses, industry default rates, peer group comparisons, loan quality classifications, and various economic indicators as well as the views of the Company’s banking regulators.  The allowance for loan losses is routinely reported to the Board of Directors and is subject to review by our external auditors and regulatory examiners.

Capital

Total stockholders’ equity at December 31, 2011 was $18.8 million compared to $18.3 million at December 31, 2010. Capital ratios for its only subsidiary, Bank of Ruston (the “Bank”), remain above the “well-capitalized” guidelines established by bank regulatory agencies.  In order to be well capitalized under applicable regulatory guidelines, the Bank must maintain a Tier I Leverage Ratio of at least 5%, a Tier I Capital to Risk-Weighted Asset Ratio of 6% and a Total Risk-Based Capital to Risk-Weighted Asset Ratio of 10%.  At December 31, 2011, the Bank’s respective ratios were a Tier I Leverage Ratio of 14.2%, Tier I Capital to Risk-Weighted Assets of 18.4%, and a Total Risk-Based Capital Ratio of 18.3%.

 Additional Information

Century Next Financial Corporation is the holding company for Bank of Ruston (the “Bank”) which conducts business from its main office and full-service branch office, located in Ruston, Louisiana.  The Company was formed in 2010 and is subject to the regulatory oversight of the Board of Governors of the Federal Reserve System. The Bank is a wholly-owned subsidiary and is an insured federally-chartered stock savings association subject to the regulatory oversight of the Office of the Comptroller of the Currency. The Bank was established in 1905 and is headquartered in Ruston, Louisiana. The Bank is a full-service bank with two banking offices in Ruston. The Bank emphasizes professional and personal banking service directed primarily to small and medium-sized businesses, professionals, and individuals. The Bank provides a full range of banking services including its primary business of real estate lending to residential and commercial customers.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  We undertake no obligation to update any forward-looking statements.

Century Next Financial Corporation and Subsidiary
Condensed Consolidated Balance Sheets

(In thousands, except per share data)

	December 31, 2011	December 31, 2010

ASSETS

Cash and cash equivalents	$5,200	$7,581
Investment securities	7,671	11,843
Loans, net	86,586	71,613
Other assets	7,961	7,078
TOTAL ASSETS	$107,418	$98,115

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits	$83,939	$77,895
Short-term borrowings (FHLB advances and resale agreements)	3,502	588
Long-term borrowings (FHLB advances)	381	415
Other liabilities	834	909
Total Liabilities	88,656	79,807
Stockholders' equity	18,762	18,308

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$107,418	$98,115
Book Value per share	$17.73	$17.30

Century Next Financial Corporation and Subsidiary
Consolidated Statements of Income

(In thousands, except per share data)
	Years Ended December 31,
	2011	2010

Interest Income	$5,110	$4,722
Interest Expense	801	1,007

Net Interest Income	4,309	3,715
Provision for Loan Losses	56	43

Net interest income after provision for loan losses	4,253	3,672
Noninterest Income	1,074	869
Noninterest Expense	4,487	3,550

Income Before Taxes	840	991
Provision For Income Taxes	206	335

NET INCOME	$634	$656

EARNINGS PER SHARE
Basic	$0.65	$0.66
Diluted	$0.65	$0.66

CONTACT:  Century Next Financial Corporation Contact Information:

Benjamin L. Denny, Chief Executive Officer or
Mark A. Taylor, Senior Vice President & Chief Financial Officer
(318) 255-3733

Company Website: www.bankruston.com